SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8‑K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT - January 24, 2019
(Date of Earliest Event Reported)

AK STEEL HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Commission File No. 1-13696

Delaware	31-1401455
(State of Incorporation)	(I.R.S. Employer Identification No.)

9227 Centre Pointe Drive West Chester, OH	45069
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 425-5000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. Emerging growth company ❑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ❑

Item 2.02	Results of Operations and Financial Condition.

On January 28, 2019, AK Steel Holding Corporation (the “Company” or “AK Steel”) issued a press release, a copy of which is attached hereto as Exhibit No. 99.1 and incorporated by reference herein, regarding its financial results for the fourth quarter and full year 2018.

Item 2.05	Costs Associated With Exit or Disposal Activities.

On January 28, 2019, AK Steel announced its intention to permanently close its Ashland Works plant in Ashland, Kentucky (the “Ashland Works”). Given the Company’s strategy of focusing on value-added, more innovative products, AK Steel plans to close the largely-idled Ashland Works facility by the end of 2019. The decision, which is subject to closure negotiations with the United Steelworkers, Local 1865, was made on January 24, 2019. More than three years ago, AK Steel idled most of the Ashland Works operations, including the blast furnace, but continued to operate a single hot dip galvanizing coating line with 230 employees. The Company plans to increase its operating efficiency and lower its costs by completing the shutdown of the blast furnace and steelmaking operations within the next several months and by working with its customers to transition products coated at Ashland Works to other AK Steel operations in the United States with available capacity before the end of this year.

Associated with the closure of Ashland Works, the Company expects to record a charge of approximately $80.0 million during the first quarter of 2019. The charge includes approximately $20.0 million for termination of certain take-or-pay supply agreements, approximately $30.0 million for supplemental unemployment and other employee benefit costs, an estimated multiemployer plan withdrawal liability of $25.0 million and approximately $5.0 million for other costs. With respect to the $80.0 million charge, the Company expects to make cash payments of approximately $15.0 million in 2019, $30.0 million in 2020 and the remaining amount over several years thereafter. The actual multiemployer plan withdrawal liability will not be known until 2020 and is expected to be paid over a number of years. In addition to the $80.0 million charge recorded in the first quarter of 2019, the Company expects to record expenses of approximately $14.0 million over the full-year 2019, consisting of cash costs of approximately $10.0 million related to closing the facility and $4.0 million of accelerated depreciation related to the coating line fixed assets. These 2019 cash costs related to closing the facility will decline in future years and the accelerated depreciation expense will not be incurred beyond 2019.

Additional information relating to this action is set forth under the “Ashland Works” section of the Company’s news release issued on January 28, 2019, which is provided as Exhibit 99.1 hereto (though only the information set forth in the “Ashland Works” section is incorporated into this Item 2.05 by reference).

Item 7.01	Regulation of FD Disclosures.

AK Steel has prepared presentation materials (the “Investor Presentation”) that management intends to use with its earnings conference call for its fourth quarter and full year 2018 financial results, to be held at 8:30 a.m. Eastern Time on January 29, 2019, and from time to time thereafter in presentations regarding AK Steel. AK Steel may use the Investor Presentation, possibly with modifications, in presentations to current and potential investors, as well as others with an interest in AK Steel and its business.

The information contained in the Investor Presentation is summary information that should be considered in the context of materials filed with, or furnished to, the Securities and Exchange Commission and other public announcements that AK Steel may make by news release or otherwise from time to time.  The Investor Presentation speaks only as of the date of this Current Report on Form 8-K.  While AK Steel may elect to update the Investor Presentation in the future to reflect events and circumstances occurring or existing after the date of this Current Report, AK Steel specifically disclaims any obligation to do so.

By filing this Current Report on Form 8-K and furnishing the Investor Presentation, AK Steel makes no admission or representation as to the materiality of any information in this Current Report or the Investor Presentation.  The Investor Presentation may contain forward-looking statements.  See Page 3 of the Investor Presentation for a discussion of certain forward-looking statements that may be included therein and the risks and uncertainties related thereto.

The Investor Presentation is furnished as Exhibit 99.2 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

	(d)	Exhibit:

		99.1	Press Release issued on January 28, 2019

		99.2	Investor Presentation - January 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AK STEEL HOLDING CORPORATION

By:	/s/ Joseph C. Alter
Joseph C. Alter
Secretary
Dated: January 28, 2019